EXHIBIT 99.1

Contact Information:

K-V Pharmaceutical Company

Audrey Wu

734-717-3317

awu@ther-rx.com

KV Pharmaceutical Company Completes New Board with

Appointment of Former Johnson & Johnson Executive

ST. LOUIS, Nov. 5, 2013 – K-V Pharmaceutical Company ("KV") today announced the appointment of Janet Vergis to its Board of Directors. Ms. Vergis currently serves as the Executive-In-Residence at Warburg Pincus, LLC. Previously, she was the CEO of OraPharma, Inc. where she led the company’s successful turnaround. Prior to her role at OraPharma, Ms. Vergis managed a $6 billion portfolio at Johnson & Johnson as President of Janssen Pharmaceuticals, McNeil Pediatrics, and Ortho-McNeil Neurologics. Ms. Vergis also contributed to a number of Johnson & Johnson companies during her career, serving as a member of company management boards for more than 10 years and holding positions of increasing responsibility in research and development, new product development, sales, and marketing.

“Janet has a proven track record with some of the leading pharmaceutical companies in the world,” said Greg Divis, KV CEO. “Her extensive knowledge and valuable insights will help guide us as our company continues to pursue helping women achieve healthier lives and healthier pregnancies.” “With more than 25 years of pharmaceutical leadership experience and longstanding success growing and developing businesses, Janet will be a tremendous asset to the KV Board and complements the skill sets of our other Board members,” said Joseph M. Mahady, Chairman of the KV Board of Directors. Janet Vergis is the final appointment to KV’s new Board of Directors.  The company recently appointed former President of Wyeth Pharmaceuticals, Inc., Joseph Mahady, as its new Board Chair, and two Board members: Gregory Norden, former Senior Vice President and Chief Financial Officer for Wyeth Corporation, and James M. Goldfarb, MD, MBA, Director of Infertility Services of the University Hospitals of Cleveland Health Systems and Clinical Professor of Reproductive Biology at Case Western Reserve University (CWRU) School of Medicine. The recently-announced Directors join Joe McInnis, Managing Director of Greywolf Capital Management LP, Steve Nielson of Susquehanna International Group, and Greg Divis, President and Chief Executive Officer of KV Pharmaceutical on the Board to shape the company’s role in advancing women’s health as it builds upon its portfolio of FDA-approved medications.

About KV Pharmaceutical
K-V Pharmaceutical Company is a specialty branded pharmaceutical company with a primary focus in the area of women's healthcare. The company is committed to advancing the health of women across the stages of their lives. For further information about K-V Pharmaceutical Company, please visit www.kvph.com.

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